Exhibit 99.1

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion amends, re-states and supersedes in its entirety the discussion of material U.S. federal income tax considerations included under the heading “Material Federal Income Tax Considerations” in Agree Realty Corporation’s base prospectus (the “Prospectus”) included in the Company’s Registration Statement on Form S-3ASR filed on June 2, 2017, as amended and supplemented, in light of the signing into law of H.R. 1, commonly referred to as the Tax Cuts and Jobs Act, on December 22, 2017. The Tax Cuts and Jobs Act is a far-reaching and complex revision to the federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and will require subsequent rulemaking in a number of areas. The long-term impact of the Tax Cuts and Jobs Act on us, our stockholders, our tenants and the real estate industry cannot be reliably predicted at this early stage of the new law’s implementation.

We urge you to consult your tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a real estate investment trust (“REIT”). Specifically, you are urged to consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences to you regarding the purchase, ownership and sale of our securities. You are also urged to consult with your tax advisor regarding the impact of potential changes in the applicable tax laws.

The following is a summary of the material federal income tax consequences and considerations relating to the acquisition, holding, and disposition of our securities. For purposes of this discussion under the heading “Material Federal Income Tax Considerations,” “we,” “our,” “us,” and the “Company” refer to Agree Realty Corporation, but excluding all its subsidiaries and affiliated entities, and the “Operating Partnership” refers to Agree Limited Partnership. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (which are referred to in this section as “Treasury Regulations”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect.

No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any description of the tax consequences summarized below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is also based upon the assumption that we, and each of our subsidiaries and affiliated entities, will act in accordance with any applicable organizational documents or partnership or limited liability company operating agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•financial institutions;

•insurance companies;

•broker-dealers;

•regulated investment companies;

•holders who receive securities through the exercise of employee stock options or otherwise as compensation;

•persons holding securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•except to the extent discussed below, tax-exempt organizations; and

•except to the extent discussed below, foreign investors.

In addition, certain U.S. expatriates, including certain individuals who have lost U.S. citizenship and “long-term residents” (within the meaning of Section 877(e)(2) of the Code) who have ceased to be lawful permanent residents of the United States, are subject to special rules.

The federal income tax treatment of holders of securities depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding securities to any particular holder will depend on the holder’s particular tax circumstances. You are urged to consult your own tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you (in light of your particular investment or tax circumstances) of acquiring, holding, exchanging, or otherwise disposing of securities.

Taxation of the Company

We have elected to be a REIT for federal income tax purposes under Sections 856 through 860 of the Code and applicable provisions of the Treasury Regulations, which set forth the requirements for qualifying as a REIT. Our policy has been and is to operate in such a manner as to qualify as a REIT for federal income tax purposes. If we so qualify, then we will generally not be subject to federal income tax on income we currently distribute to our shareholders. For any year in which we do not meet the requirements for qualification as a REIT, we will be taxed as a corporation. See “— Failure to Qualify” below.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.”

While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our REIT status, or that we will be able to operate in accordance with the REIT requirements in the future.

As a REIT, we will generally be entitled to a deduction for dividends that we pay, and therefore will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results from investment in a corporation or an entity treated as a corporation for federal income tax purposes. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Federal Income Taxation of Shareholders” below.

As a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% excise tax. See “— Prohibited Transactions” and “— Foreclosure Property” below.

•If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax (currently at a 21% rate).

•We will be subject to a 100% penalty tax on any redetermined rents, redetermined deductions, excess interest, and redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” (“TRS”) of ours to any of our tenants. Redetermined deductions and excess interest represent amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been charged based on arm’s-length negotiations. Redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a tenant of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. See “— Redetermined Rents, Redetermined Deductions, Excess Interest and Redetermined TRS Service Income” below.

•If we should fail to satisfy the 75% gross income test or the 95% gross income test discussed below, due to reasonable cause and not due to willful neglect, and we maintain our qualification as a REIT as a result of specified cure provisions, we will be subject to a 100% tax on an amount equal to (1) the amount by which we fail the 75% gross income test or the amount by which we fail the 95% gross income test (whichever is greater), multiplied by (2) a fraction intended to reflect our profitability.

•If we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% and 10% asset tests) described below, due to reasonable cause and not due to willful neglect, and we maintain our REIT qualification as a result of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•If we fail to satisfy any requirement of the Code for qualifying as a REIT, other than a failure to satisfy the REIT gross income tests or asset tests, and the failure is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•If we should fail to distribute during each calendar year at least the sum of  (1) 85% of our “REIT ordinary income” (i.e., “REIT taxable income” excluding capital gain and without regard to the dividends paid deduction) for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such sum over the aggregate of amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet certain record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Requirements for Qualification — General.”

•If we acquire any asset from a subchapter C corporation in a transaction in which gain or loss is not recognized, and we subsequently recognize gain on the disposition of any such asset during the five-year period (to which we refer in this section as the “Recognition Period”) beginning on the date on which we acquire the asset, then the excess of (1) the fair market value of the asset as of the beginning of the Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period (to which we refer in this section as “Built-in Gain”) will generally be (with certain adjustments) subject to tax at the highest corporate income tax rate. Similar rules would apply if within the five-year period beginning on the first day of a taxable year for which we re-qualify as a REIT after being subject to tax as a corporation under subchapter C of the Code for more than two years we were to dispose of any assets that we held on such first day.

•Certain of our subsidiaries are taxable as corporations and their earnings are subject to corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes, and state and local income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not currently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities) during the last half of each taxable year; and

(7) that meets other tests described below, including tests with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We believe that we have been organized and operated in a manner that has allowed us to satisfy the requirements set forth in (1) through (7) above. In addition, our charter currently includes certain restrictions regarding transfer of our shares of capital stock that are intended (among other things) to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of such shares (that is, the persons required to include in gross income the dividends we paid). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Our failure to comply with these record-keeping requirements could subject us to monetary penalties. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, we may not elect to become a REIT unless our taxable year is the calendar year. We satisfy this requirement.

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership (treating, as a partner of a partnership for this purpose, a member of a limited liability company that is classified as a partnership for federal income tax purposes), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership, and the REIT will be deemed to be entitled to the income of the partnership attributable to such share. The character of the assets and gross income of the partnership (determined at the level of the partnership) are the same in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income and asset tests described below. Accordingly, our proportionate share of the assets, liabilities, and items of income of the Operating Partnership and any of our other subsidiaries that are partnerships (provided that the subsidiary partnerships are not taxable as corporations for federal income tax purposes) is treated as our assets, liabilities and items of income for purposes of applying the requirements described in this summary (including the gross income and asset tests described below). One exception to the rule described above is that, for purposes of the prohibition against holding securities having a value greater than 10% of the total value of the outstanding securities of any one issuer discussed under “— Asset Tests” below, a REIT’s proportionate share of any securities held by a partnership is not based solely on its capital interest in the partnership but also includes its interest (as a creditor) in certain debt securities of the partnership (excluding “straight debt” and certain other securities described under “— Asset Tests” below). A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investment in the Operating Partnership.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of applying the gross income and asset tests applicable to REITs summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” (described below), that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities we wholly own, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of applying the REIT income and asset tests described below. Disregarded subsidiaries, along with our subsidiary partnerships, are sometimes referred to as “pass-through subsidiaries.” In the event that any of our disregarded subsidiaries ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or one of our other disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% (as measured by either voting power or value) of the securities of any one issuer. See “— Income Tests” and “— Asset Tests” below.

Taxable Subsidiaries.  A REIT may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS of the REIT. In addition, a corporation (other than a REIT or qualified REIT subsidiary) is treated as a TRS if a TRS of a REIT owns directly or indirectly securities possessing more than 35% of the total voting power, or having more than 35% of the total value, of the outstanding securities of the corporation. We have interests in several corporations treated as TRSs. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, our TRSs are subject to corporate income tax on their earnings, and this may reduce the aggregate cash flow that we and our subsidiaries generate and thus our ability to make distributions to our shareholders.

A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any undistributed income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes, as income, any dividends that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and undistributed income of taxable subsidiary corporations in determining the parent’s compliance with the REIT requirements, these entities may be used by the parent REIT indirectly to undertake activities that the applicable rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income, such as management fees, that do not qualify under the 75% and 95% gross income tests described below).

In addition, certain sections of the Code that are intended to ensure that transactions between a parent REIT and its TRS occur at arm’s length and on commercially reasonably terms may prevent a TRS from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied.

Income Tests

In order to maintain qualification as a REIT, we must annually satisfy two gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must derive from (1) investments in real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), interest on mortgage loans secured by both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loans, and gains from the sale of real estate assets, or (2) certain kinds of temporary investment of new capital. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must derive from some combination of such income from investments in real property and temporary investment of new capital (that is, income that qualifies under the 75% gross income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income from debt instruments issued by publicly offered REITs is qualifying income for purposes of the 95% gross income test, but is not qualifying income for purposes of the 75% gross income test unless such debt instruments would otherwise be treated as real estate assets.

From time to time, we enter into transactions, such as interest rate swaps, that hedge our risk with respect to one or more of our assets or liabilities. Any income we derive from “hedging transactions” entered into prior to July 31, 2008 will be nonqualifying income for purposes of the 75% gross income test. Income from “hedging transactions” that are clearly identified in the manner specified by the Code will not constitute gross income, and will not be counted, for purposes of the 75% gross income test if entered into by us on or after July 31, 2008, and will not constitute gross income, and will not be counted, for purposes of the 95% gross income test if entered into by us on or after January 1, 2005. The term “hedging transaction,” as used above, generally means any transaction into which we enter in the normal course of our business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by us in order to acquire or carry real estate assets. Certain income from hedging transactions to hedge existing hedging positions after any portion of the hedged indebtedness or property is disposed of will also be disregarded for purposes of the 95% and 75% gross income tests. We intend to structure our hedging activities in a manner that does not jeopardize our status as a REIT.

For purposes of satisfying the 75% and 95% gross income tests, “rents from real property” generally include rents from interests in real property, charges for services customarily furnished or rendered in connection with the rental of real property (whether or not such charges are separately stated), and rent attributable to personal property which is leased under, or in connection with, a lease of real property. However, the inclusion of these items as rents from real property is subject to the conditions described immediately below.

•Any amount received or accrued, directly or indirectly, with respect to any real or personal property cannot be based in whole or in part on the income or profits of any person from such property. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. In addition, amounts received or accrued based on income or profits do not include amounts received from a tenant based on the tenant’s income from the property if the tenant derives substantially all of its income with respect to such property from leasing or subleasing substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by the REIT.

•Amounts received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT directly, indirectly, or constructively owns, (1) in the case of a tenant that is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of a tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant (such a tenant is referred to in this section as a “Related Party Tenant”). Rents that we receive from a Related Party Tenant that is also a TRS of ours, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by our TRS are substantially comparable to rents paid by our other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled” TRS is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as rents from real property. For purposes of this rule, a “controlled” TRS is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value.

•If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. The determination of whether more than 15% of the rents received by a REIT from a property is attributable to personal property is based upon a comparison of the fair market value of the personal property leased by the tenant to the fair market value of all the property leased by the tenant.

•Rents from real property do not include any amount received or accrued directly or indirectly by a REIT for services furnished or rendered to tenants of a property or for managing or operating a property, unless the services furnished or rendered, or management or operations provided, are of a type that a tax-exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code (that is, unless they are of a type “usually or customarily rendered in connection with the rental of space for occupancy only” or are not considered “primarily for the tenant’s convenience”). Services, management, or operations which, if provided by a tax-exempt organization, would give rise to unrelated business taxable income (referred to in this section as “Impermissible Tenant Services”) will not be treated as provided by the REIT if provided by either an “independent contractor” (as defined in the Code) who is adequately compensated and from whom the REIT does not derive any income, or by a TRS. If an amount received or accrued by a REIT for providing Impermissible Tenant Services to tenants of a property exceeds 1% of all amounts received or accrued by the REIT with respect to such property in any year, none of such amounts will constitute rents from real property. For purposes of this test, the income received from Impermissible Tenant Services is deemed to be at least 150% of the direct cost of providing the services. If the 1% threshold is not exceeded, only the amounts received for providing Impermissible Tenant Services will not constitute rents from real property.

Substantially all of our income derives from the Operating Partnership. The Operating Partnership’s income derives largely from rent attributable to our properties (which properties are referred to in this section as the “Properties”). The Operating Partnership also derives income from its TRSs insofar as they pay dividends on shares owned by the Operating Partnership. The Operating Partnership does not, and is not expected to, charge rent that is based in whole or in part on the income or profits of any person (but does charge rent based on a fixed percentage or percentages of receipts or sales). The Operating Partnership does not, and is not anticipated to, derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rent for such property.

In addition, we do not believe that we derive (through the Operating Partnership) rent from a Related Party Tenant. However, the determination of whether we own 10% or more (as measured by either voting power or value) of any tenant is made after the application of complex attribution rules under which we will be treated as owning interests in tenants that are owned by our “Ten Percent Shareholders.” In identifying our Ten Percent Shareholders, each individual or entity will be treated as owning shares held by related individuals and entities. Accordingly, we cannot be absolutely certain whether all Related Party Tenants have been or will be identified. Although rent derived from a Related Party Tenant will not qualify as rents from real property and, therefore, will not be qualifying income under the 75% or 95% gross income test, we believe that the aggregate amount of any such rental income (together with any other nonqualifying income) in any taxable year will not cause us to exceed the limits on nonqualifying income under such gross income tests.

The Operating Partnership provides certain services with respect to the Properties (and expects to provide such services with respect to any newly acquired properties) through certain TRSs. Because the services are provided through our TRSs, the provision of such services will not cause the amounts received by us (through our ownership interest in the Operating Partnership) with respect to the Properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests.

We may (through one or more pass-through subsidiaries) indirectly receive distributions from TRSs or other corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

In sum, our investment in real properties through the Operating Partnership and the provision of services with respect to those properties through TRSs, gives and will give rise mostly to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of such properties, or of our interest in such properties or in the Operating Partnership, will generally qualify under the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.

If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. We may avail ourselves of the relief provisions if: (1) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations to be issued; and (2) our failure to meet the test was due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in “— Taxation of REITs in General,” even if these relief provisions apply, a tax would be imposed with respect to the excess nonqualifying gross income.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy the following four tests relating to the nature of our assets. For purposes of each of these tests, our assets are deemed to include the assets of any disregarded subsidiary and our share of the assets of any subsidiary partnership, such as the Operating Partnership.

•At least 75% of the value of our total assets must be represented by some combination of  “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans, and debt instruments issued by publicly offered REITs, personal property leased in connection with a lease of real property to the extent that rent attributable to such personal property meets the 15% test described above to qualify as “rents from real property” for purposes of the 75% gross income test, and debt secured by a mortgage on both real and personal property if the fair market value of the personal property securing the debt does not exceed 15% of the total fair market value of all property securing the debt.

•The aggregate value of all securities of TRSs we hold may not exceed 20% of the value of our total assets.

•The value of any one issuer’s securities owned by us may not exceed 5% of the value of our assets. This asset test does not apply to securities of TRSs or to any security that qualifies as a “real estate asset.”

•We may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. This asset test does not apply to securities of TRSs or to any security that qualifies as a “real estate asset.” In addition, solely for purposes of the 10% value test, certain types of securities, including certain “straight debt” securities, are disregarded.

No more than 25% of the value of our assets can consist of debt instruments of publicly offered REITs unless they would otherwise be treated as real estate assets. No securities issued by a corporation or partnership will qualify as “straight debt” if we own (or a TRS in which we own a greater than 50% interest, as measured by vote or value, owns) other securities of such issuer that represent more than 1% of the total value of all securities of such issuer.

Debt instruments issued by a partnership that do not qualify as “straight debt” are (1) not subject to the 10% value test to the extent of our interest as a partner in that partnership and (2) completely excluded from the 10% value test if at least 75% of the partnership’s gross income (excluding income from “prohibited transactions”) consists of income qualifying under the 75% gross income test. In addition, the 10% value test does not apply to (1) any loan made to an individual or an estate, (2) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between us and certain persons related to us), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of  (or payments made by) a non-governmental entity, and (5) any security issued by another REIT.

We are deemed to own, for purposes of the 10% value test, the securities held by a partnership based on our proportionate interest in any securities issued by the partnership (excluding “straight debt” and the securities described in the last sentence of the preceding paragraph). Thus, our proportionate share is not based solely on our capital interest in the partnership but also includes our interest in certain debt securities issued by the partnership.

After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we maintain adequate records with respect to the nature and value of our assets to enable us to comply with the asset tests and to enable us to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance. There can be no assurance, however, that we will always successfully take such action.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000 and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described in the preceding sentence, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets or the taking of other actions that allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of  (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS. Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any calendar quarter with respect to which re-testing is to occur, there can be no assurance that we will always be successful or that a reduction in our overall interest in an issuer (including a TRS) will not be required. If we fail to cure any noncompliance with the asset tests in a timely manner and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.

We believe that our holdings of securities and other assets have complied and will continue to comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that we fail to meet the REIT asset requirements by reason of our interests in our subsidiaries or in the securities of other issuers or for some other reason.

Annual Distribution Requirement

To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our shareholders each year in an amount at least equal to: (1) the sum of  (a) 90% of our “REIT taxable income” (which is our taxable income exclusive of net income from foreclosure property, and with certain other adjustments) but computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the excess of our net income, if any, from “foreclosure property” (described below) over the tax imposed on that income; minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if the distributions are declared before we timely file our tax return for the taxable year to which they relate, the distributions are paid on or before the first regular dividend payment after such declaration, and we make an election to treat the distributions as relating to the prior taxable year. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among different classes of shares as set forth in our organizational documents. The preferential dividend rules do not apply to “publicly offered REITs”. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act. We are a publicly offered REIT. In addition, any dividend we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income” (computed without regard to the dividends paid deduction and with certain adjustments), we will be subject to tax at ordinary corporate rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax we paid. Our shareholders would then increase the adjusted basis of their shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

Net operating losses that we are allowed to carry forward from prior tax years may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of the shareholders, of any distributions that are actually made by us, which are generally taxable to the shareholders as dividends to the extent that we have current or accumulated earnings and profits. See “Federal Income Taxation of Shareholders — Federal Income Taxation of Taxable Domestic Shareholders — Distributions” below.

If we fail to distribute during each calendar year at least the sum of: (1) 85% of our “REIT ordinary income” (i.e., “REIT taxable income” excluding capital gain and without regard to the dividends paid deduction) for that year; (2) 95% of our REIT capital gain net income for that year; and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such sum over the aggregate of amounts actually distributed and retained amounts on which income tax is paid at the corporate level. We believe that we have made, and intend to continue to make, distributions in such a manner so as not to be subject to the 4% excise tax.

We intend to make timely distributions sufficient to satisfy the annual distribution requirement. In this regard, the partnership agreement of the Operating Partnership provides that we, as general partner, must use our best efforts to cause the Operating Partnership to distribute to its partners amounts sufficient to permit us to meet this distribution requirement. It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, as a result of timing differences between the actual receipt of cash (including distributions from the Operating Partnership) and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our “REIT taxable income” on the other hand. To avoid any failure to comply with the 90% distribution requirement, we will closely monitor the relationship between our “REIT taxable income” and cash flow, and if necessary, will borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

Under certain circumstances, we may be able to cure a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid both losing our REIT status and being taxed on amounts distributed as deficiency dividends. We will be required to pay interest, however, based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

Specified cure provisions are available to us in the event that we violate a provision of the Code that would otherwise result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax on our taxable income at the corporate tax rate (currently 21%). Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividends and, subject to certain limitations in the Code, corporate distributes may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year of termination of our REIT status. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a “prohibited transaction” is subject to a 100% excise tax. The term “prohibited transaction” includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. The Operating Partnership owns interests in real property that is situated on the periphery of certain of the Properties. We and the Operating Partnership believe that this peripheral property is not held primarily for sale to customers and that the sale of such peripheral property will not be in the ordinary course of the Operating Partnership’s business. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held primarily for sale to customers, and that a sale of any such asset will not be a prohibited transaction subject to the 100% excise tax. Whether property is held primarily for sale to customers in the ordinary course of our business depends, however, on the facts and circumstances as they exist from time to time, including those relating to a particular property. As a result, no assurance can be given that the IRS will not recharacterize property we own as property held primarily for sale to customers in the ordinary course of our business, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. In the event we determine that a property, the ultimate sale of which is expected to result in taxable gain, will be regarded as held primarily for sale to customers in the ordinary course of trade or business, we intend to cause such property to be acquired by or transferred to a TRS so that gain from such sale will be subject to regular corporate income tax as discussed above under “— Effect of Subsidiary Entities — Taxable Subsidiaries.”

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT’s having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property, (2) the loan or lease related to which was acquired by the REIT at a time when default was not imminent or anticipated, and (3) that such REIT makes a proper election to treat as foreclosure property. REITs are subject to tax at the corporate tax rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute dealer property (i.e., property held primarily for sale to customers in the ordinary course of business) in the hands of the selling REIT. A TRS may operate property on which a REIT has made a foreclosure property election without loss of foreclosure property status.

Redetermined Rents, Redetermined Deductions, Excess Interest, and Redetermined TRS Service Income

Any redetermined rents, redetermined deductions, or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a TRS to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been charged based on arm’s length negotiations. Under “safe harbor” provisions of the Code, rents we receive from tenants of a property will not constitute redetermined rents (by reason of the performance of services by any TRS to such tenants) if:

•So much of such amounts as constitutes impermissible tenant service income does not exceed 1% of all amounts received or accrued during the year with respect to the property;

•The TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

•Rents paid by tenants leasing at least 25% of the net leasable space in the property who are not receiving services from the TRS are substantially comparable to the rents paid by tenants leasing comparable space who are receiving such services from the TRS and the charge for the services is separately stated; or

•The TRS’s gross income from the service is not less than 150% of the subsidiary’s direct cost in furnishing the service.

Any redetermined TRS service income will also be subject to a 100% penalty tax. Redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a tenant of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations.

Tax Aspects of Investment in the Operating Partnership

General

We hold a direct interest in the Operating Partnership, which is classified as a partnership for federal income tax purposes. The Operating Partnership, together with any entities treated as partnerships for federal income tax purposes that we hold an interest in, are referred to as the “Partnerships.” In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include our proportionate share of the foregoing partnership items in computing our “REIT taxable income.” See “Taxation of the Company — Income Tests” above. Any resultant increase in our “REIT taxable income” will increase the amount we must distribute to satisfy the REIT distribution requirement (see “Taxation of the Company — Annual Distribution Requirement” above) but will generally not be subject to federal income tax in our hands provided that we distribute such income to our shareholders.

Entity Classification

Our interests in the Partnerships involve special tax considerations, including the possibility of a challenge by the IRS to the status of the Operating Partnership or any other partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. In general, under certain Treasury Regulations that became effective January 1, 1997 (referred to in this section as the “Check-the-Box Regulations”), an unincorporated entity with at least two members may elect to be classified either as a corporation or as a partnership for federal income tax purposes. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. For such an entity that was in existence prior to January 1, 1997, such as the Operating Partnership, the entity will have the same classification (unless it elects otherwise) that it claimed under the rules in effect prior to the Check-the-Box Regulations. In addition, the federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if  (1) the entity had a reasonable basis for its claimed classification, (2) the entity and all members of the entity recognized the federal income tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997, and (3) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. We believe that the Operating Partnership and any other partnerships in which we previously directly or indirectly held an interest that existed prior to January 1, 1997 reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997, and such classification should be respected for federal income tax purposes. Each of them intends to continue to be classified as a partnership for federal income tax purposes, and none of them intends to elect to be treated as an association taxable as a corporation under the Check-the-Box Regulations.

If the Operating Partnership or any of the other partnerships were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change, which would likely preclude us from satisfying the asset tests and possibly the income tests (see “Taxation of the Company — Income Tests” and “Taxation of the Company — Asset Tests” above), and in turn would prevent us from qualifying as a REIT, unless we were eligible for relief under the relief provisions described above. See “Taxation of the Company — Failure to Qualify” above for discussion of the effect of our failure to satisfy the REIT tests for a taxable year. In addition, any change in the status of any of the Partnerships for federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirement without receiving any cash.

Tax Allocations with Respect to the Properties

Pursuant to Section 704(c) of the Code and applicable Treasury Regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as the Properties contributed to the Operating Partnership by the limited partners of the Operating Partnership) must be allocated in such a manner that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss, respectively, associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (referred to in this section as the “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed with contributions of appreciated property (including the Properties contributed by the limited partners of the Operating Partnership). Consequently, the Operating Partnership’s partnership agreement requires allocations to be made in a manner consistent with Section 704(c) of the Code and the applicable Treasury Regulations. If a partner contributes cash to a partnership at a time when the partnership holds appreciated (or depreciated) property, the applicable Treasury Regulations provide for a similar allocation of these items to the other (that is, the pre-existing) partners. These rules may apply to any contribution by us to the Partnerships of cash proceeds received from offerings of our securities, including any offering of common shares, preferred shares, or warrants contemplated by this prospectus.

In general, the partners that contributed appreciated Properties to the Operating Partnership will be allocated less depreciation, and increased taxable gain on sale, of such Properties. This will tend to eliminate the Book-Tax Difference. However, the special allocation rules of Section 704(c) and the applicable Treasury Regulations do not always rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Under the applicable Treasury Regulations, special allocations of income and gain and depreciation deductions must be made on a property-by-property basis. Depreciation deductions resulting from the carryover basis of a contributed property are used to eliminate the Book-Tax Difference by allocating such deductions to the non-contributing partners (for example, to us) up to the amount of their share of book depreciation. Any remaining tax depreciation for the contributed property would be allocated to the partners who contributed the property. The Operating Partnership has generally elected the “traditional method” of rectifying the Book-Tax Difference under the applicable Treasury Regulations, pursuant to which if depreciation deductions are less than the non-contributing partners’ share of book depreciation, then the non-contributing partners lose the benefit of the tax deductions to the extent of the difference. When the property is sold, the resulting tax gain is used to the extent possible to eliminate any remaining Book-Tax Difference. Under the traditional method, it is possible that the carryover basis of the contributed assets in the hands of a Partnership may cause us to be allocated less depreciation and other deductions than would otherwise be allocated to us. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirement. See “Taxation of the Company — Annual Distribution Requirement” above.

With respect to property purchased by (and not contributed to) a Partnership, such property will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code and the applicable Treasury Regulations will not apply unless such property is subsequently revalued for capital accounting purposes under applicable Treasury Regulations.

Sale of the Properties

The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties and other shopping centers and to make such occasional sales of the Properties as are consistent with our investment objectives. We do not currently hold any Properties through any partnerships other than the Operating Partnership. Based primarily on such investment objectives, we believe that the Properties should not be considered dealer property (i.e., property held for sale to customers in the ordinary course of business). Whether property is dealer property is a question of fact that depends on the particular facts and circumstances with respect to the particular transaction. No assurance can be given that any property sold by us or any of our Partnerships will not be dealer property, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. Our share of any gain realized by the Operating Partnership or any other partnerships on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Taxation of the Company — Prohibited Transactions” above. In the event we determine that a property, the ultimate sale of which is expected to result in taxable gain, will be held primarily for sale to customers in the ordinary course of a trade or business, we intend to cause such property to be acquired by or transferred to a TRS so that gain from such sale will be subject to regular corporate income tax as discussed above under “— Effect of Subsidiary Entities — Taxable Subsidiaries.”

Partnership Audit Rules

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to the income tax returns of the Operating Partnership or any other partnership, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from the Operating Partnership or such other partnership. The Operating Partnership or any other partnership may elect to have its partners take such audit adjustment into account in accordance with their interests in the Operating Partnership or such other partnership during the tax year under audit, but there can be no assurance that such election will be effective in all circumstances. If, as a result of any such audit adjustment, the Operating Partnership or any other partnership is required to make payments of taxes, penalties and interest, the cash available for distribution to its partners might be substantially reduced. These rules are not applicable for tax years beginning on or prior to December 31, 2017 (unless the Operating Partnership or other partnership elects for these rules to apply on an earlier date, which the Operating Partnership and any other partnerships did not make).

Federal Income Taxation of Shareholders

As used herein, a “taxable domestic shareholder” means a beneficial owner of our shares or warrants, who is, for federal income tax purposes:

•a citizen or individual resident of the United States as defined in Section 7701(b) of the Code;

•a corporation (or other entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•an estate the income of which is subject federal income taxation regardless of its source; or

•a trust if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership, including for this purpose any entity treated as a partnership for federal income tax purposes, holds stock or warrants issued by us, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.

This summary assumes that investors will hold their securities as capital assets, which generally means assets held for investment.

Federal Income Taxation of Taxable Domestic Shareholders

Distributions.  As a result of our status as a REIT, distributions made to our taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. However, for taxable years prior to 2026, generally individual stockholders are allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. The federal income tax rate applicable to corporations is 21% and the maximum federal income tax rate applicable to ordinary income of individuals is currently 37%.

The maximum individual rate of tax on dividends and long-term capital gains is generally 20%. Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our dividends are generally not eligible for this 20% tax rate on dividends. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rates applicable to ordinary income. However, the 20% tax rate will generally apply to:

•our dividends attributable to dividends received by us from non-REIT corporations, such as TRSs;

•our dividends attributable to our REIT taxable income in the prior taxable year on which we were subject to corporate level income tax (net of the amount of such tax); and

•our dividends attributable to income in the prior taxable year from the sale of appreciated (i.e., Built-in Gain) property acquired by us from “C” corporations in carryover basis transactions or held by us on the first day of a taxable year for which we first re-qualify as a REIT after being subject to tax as a “C” corporation for more than two years (net of the amount of corporate tax on such income).

Distributions that are designated as capital gain dividends will be taxed to shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. A similar treatment will apply to long-term capital gains we retain, to the extent that we elect the application of provisions of the Code that treat shareholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to shareholders a corresponding credit for taxes paid by the REIT on such retained capital gains. The aggregate amount of dividends that we may designate as qualified dividend income or as capital gain dividends cannot exceed the dividends actually paid by us during such year. In addition, the Secretary of the Treasury is authorized to prescribe regulations or other guidance requiring proportionality of the designation of particular types of dividends. Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rate of 20% in the case of shareholders who are individuals, and a federal rate of 21% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s common or preferred shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of those common or preferred shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend we declare in October, November or December of any year and payable to a shareholder of record on a specified date in any such month will be treated both as paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

We may make distributions to shareholders paid in common or preferred shares that are intended to be treated as dividends for federal income tax purposes. In that event, our shareholders would generally have taxable income with respect to such distributions of our common or preferred shares and may have tax liability by reason of such distributions in excess of the cash (if any) that is received by them.

In determining the extent to which a distribution with respect to our shares constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to our common shares. In addition, the IRS has taken the position in published guidance that if a REIT has two classes of shares, the amount of any particular type of income (including net capital gain) allocated to each class in any year cannot exceed such class’s proportionate share of such income based on the total dividends paid to each class for such year. Consequently, if both common shares and preferred shares are outstanding, particular types of income will be allocated in accordance with the classes’ proportionate shares of such income. Thus, net capital gain will be allocated between holders of common shares and holders of preferred shares, if any, in proportion to the total dividends paid to each class during the taxable year, or otherwise as required by applicable law.

Net operating losses and capital losses that we are allowed to carry forward from prior tax years may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of the Company — Annual Distribution Requirement” above. Such losses, however, are not passed through to our shareholders and do not offset income of shareholders from other sources, nor do they affect the character of any distributions that we actually make, which are generally taxable to our shareholders as dividends to the extent that we have current or accumulated earnings and profits.

We will be treated as having sufficient earnings and profits for a year to treat as a dividend any distribution we make for such year up to the amount required to be distributed in order to avoid imposition of the 4% federal excise tax discussed in “Taxation of the Company — Taxation of REITs in General” above. As a result, taxable domestic shareholders may be required to treat certain distributions as taxable dividends even though we may have no overall, accumulated earnings and profits. Moreover, any “deficiency dividend,” which is a dividend to our current shareholders that is permitted to relate back to a year for which the IRS determines a deficiency in order to satisfy the distribution requirement for that year, will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be) regardless of our earnings and profits for the year in which we pay the deficiency dividend.

Certain domestic non-corporate taxpayers may also be subject to an additional tax of 3.8% with respect to dividends on our shares of capital stock. See “Material Federal Income Tax Considerations — Federal Income Taxation of Shareholders — Disposition of Common and Preferred Shares — Medicare Tax.”

Disposition of Common and Preferred Shares

In general, capital gains recognized by individuals and other non-corporate shareholders upon the sale or disposition of common or preferred shares will be subject to a maximum federal income tax rate of 20% (applicable to long-term capital gains) if the shares are held for more than 12 months, and will be taxed at rates of up to 37% (applicable to short-term capital gains) if the shares are held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a rate of 21%, whether or not classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of shares held for more than one year at the time of disposition will be considered long-term capital losses, which are generally available first to offset long-term capital gain (which is taxed at capital gain rates) and then short-term capital gain (which is taxed at ordinary income rates) of the shareholder, but not ordinary income of the shareholder (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). Capital losses recognized by a shareholder upon the disposition of shares held for not more than one year are considered short-term capital losses and are generally available first to offset short-term capital gain and then long-term capital gain of the shareholder, but not ordinary income of the shareholder (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares by a shareholder that has held the shares for six months or less, after applying certain holding period rules, will be treated as long-term capital loss to the extent of distributions received from us that are required to be treated by the shareholder as long-term capital gain.

Certain domestic non-corporate taxpayers may also be subject to an additional tax of 3.8% with respect to capital gains from the disposition of our shares of capital stock. See “Material Federal Income Tax Considerations — Federal Income Taxation of Shareholders — Disposition of Common and Preferred Shares — Medicare Tax.”

If a holder of common or preferred shares recognizes a loss upon a disposition of those shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of certain Treasury Regulations involving “reportable transactions” could apply to require a disclosure filing with the IRS concerning the loss-generating transaction. While these regulations are directed toward “tax shelters,” they are quite broad, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. Prospective shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of common or preferred shares, or transactions that might be undertaken directly or indirectly by us. Moreover, prospective shareholders should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

A redemption of preferred shares will be treated under Section 302 of the Code as a dividend subject to tax as such (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the preferred shares. The redemption will satisfy such test if it (1) is “substantially disproportionate” with respect to the holder (which will not be the case if only preferred shares are redeemed, since preferred shares generally do not have voting rights), (2) results in a “complete termination” of the shareholder’s stock interest in us, or

(3) is not “essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of preferred shares will depend upon the facts and circumstances as of the time the determination is made, prospective shareholders are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred shares is not treated as a distribution taxable as a dividend to a particular shareholder, it will be treated, as to that shareholder, as a taxable sale or exchange. As a result, such shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated but unpaid dividends that we are legally obligated to pay at the time of the redemption, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (2) the shareholder’s adjusted basis in the preferred shares for tax purposes. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the redemption, the shares were held for more than 12 months.

If a redemption of preferred shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the shareholder. The shareholder’s adjusted tax basis in the redeemed preferred shares will be transferred to the shareholder’s remaining shares of our capital stock, if any. If, however, the shareholder has no remaining shares of our capital stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Redemption Premium on Preferred Shares.  If the redemption price of preferred shares that are subject to redemption exceeds their issue price (such excess referred to in this section as a “redemption premium”), in certain situations the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares are first redeemable (such deemed distribution referred to in this section as a “constructive distribution”). A constructive distribution may occur only if the preferred shares are subject to a redemption premium, and only if (1) we are required to redeem the shares at a specified time, (2) the holder of the shares has the option to require us to redeem the shares, or (3) we have the right to redeem the shares, but only if under applicable regulations, redemption pursuant to that right is more likely than not to occur. See the applicable prospectus supplement for further information regarding the possible tax treatment of redemption premiums with respect to any such preferred shares offered by such prospective supplement.

Passive Activity Loss and Investment Interest Limitations.  Taxable dividends that we distribute and gain from the disposition of common or preferred shares will not be treated as passive activity income and, therefore, shareholders subject to the limitation on the use of “passive losses” will not be able to apply passive losses against such income. Shareholders may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of computing the limitation on the deductibility of investment interest, but in such case the shareholder will be taxed at ordinary income rates on those amounts. Other distributions made by us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of computing the investment interest limitation.

Medicare Tax.  Certain domestic shareholders who are individuals, estates or trusts will be required to pay a 3.8% Medicare tax with respect to, inter alia, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. Prospective shareholders should consult their tax advisors regarding the applicability of this tax to any income and gains in respect of an investment in our common or preferred shares.

Convertible Preferred Shares.  See the applicable prospectus supplement for a discussion of any additional tax consequences to a domestic shareholder of investing in convertible preferred shares offered by such prospectus supplement.

Federal Income Taxation of Non-U.S. Shareholders

The following is a summary of certain federal income tax consequences of the ownership and disposition of common and preferred shares applicable to “non-U.S. shareholders.” A non-U.S. shareholder is any beneficial owner of our shares who is a “foreign person.” For the purposes of this summary, a foreign person is any person that is not a taxable domestic shareholder, tax-exempt entity (which are addressed below), or an entity treated as a partnership for federal income tax purposes.

The following summary is based on current law and is for general information only. The summary addresses only selected and not all aspects of federal income taxation. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state, and local income tax and estate tax laws with regard to an investment in our shares, including any reporting requirements.

Ordinary Dividends.  The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of common or preferred shares. In cases where the dividend income from a non-U.S. shareholder’s investment in common or preferred shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. income tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends, and such income generally must be reported on a federal income tax return filed by or on behalf of the non-U.S. shareholder. Such income may also be subject to the 30% branch profits tax (or lower tax treaty rate, if applicable) in the case of a non-U.S. shareholder that is a corporation.

As described above, we may make distributions paid in common or preferred shares that are intended to be treated as dividends for federal income tax purposes. If we are required to withhold an amount in excess of any cash that is distributed to non-U.S. shareholders along with the common or preferred shares, we may retain and sell some of the common or preferred shares that would otherwise be distributed in order to satisfy any withholding tax imposed on the distribution.

Non-Dividend Distributions.  Unless our common or preferred shares constitute a U.S. real property interest (referred to in this section as a “USRPI”), distributions by us that are not dividends out of our earnings and profits will generally not be subject to federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common or preferred shares constitute a USRPI, as discussed below under “— Dispositions of Common or Preferred Shares,” then distributions by us in excess of the sum of our earnings and profits plus the shareholder’s basis in its shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (which is referred to in this section as “FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic shareholder of the same type (that is, an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits. As discussed below under “— FIRPTA Exception for Qualified Shareholders of REITs” our shares will not be treated as USRPIs when held directly or indirectly by a “qualified shareholder.” Additionally, as discussed below under “— FIRPTA Exception for Interests Held by Foreign Retirement or Pension Funds,” “qualified foreign pension funds” will not be subject to FIRPTA withholding.

Capital Gain Dividends.  Distributions that are attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (referred to in this section as “USRPI capital gains”) that are paid with respect to any class of shares that is regularly traded on an established securities market located in the United States and that are made to a non-U.S. shareholder that does not own more than 10% of the class of shares at any time during the one-year period ending on the date of distribution will be treated as a regular distribution by us, and these distributions will be treated as ordinary dividend distributions. A distribution of USRPI capital gains made by us to non-U.S. shareholders owning more than 10% of the class of shares in respect of which the distribution is made will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, as the case may be (subject to alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. In the case of such a greater than 10% non-U.S. shareholder, we will be required to withhold tax equal to 21% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (or lower tax treaty rate, if applicable) in the hands of a non-U.S. shareholder that is a corporation.

Distributions to a non-U.S. shareholder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to federal income taxation unless: (1) the investment in our shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that a non-U.S. shareholder that is a foreign corporation may also be subject to the 30% branch profits tax (or lower tax treaty rate, if applicable), or (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains (unless a lower tax treaty rate applies).

Retained Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as our actual distributions of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to claim as a credit against its federal income tax liability, its proportionate share of the tax paid by us on the retained capital gains, and to obtain from the IRS a refund to the extent its proportionate share of the tax paid by us exceeds its actual federal income tax liability.

Dispositions of Common or Preferred Shares.  Unless our common or preferred shares constitute a USRPI, a sale of such shares by a non-U.S. shareholder generally will not be subject to U.S. taxation under FIRPTA. The shares will not constitute a USRPI if we are a “domestically-controlled REIT.”

A REIT is a “domestically-controlled REIT” if throughout the applicable testing period less than 50% of its stock was held directly or indirectly by non-U.S. persons. In the case of a publicly traded REIT, a person holding less than 5% of a publicly traded class of stock at all times during the testing period is treated as a U.S. person unless the REIT has actual knowledge that such person is not a U.S. person. We are a publicly traded REIT. In the case of REIT stock held by a publicly traded REIT or certain publicly traded or open-ended registered investment companies, the REIT or registered investment company will be treated as a U.S. person if the REIT or registered investment company is domestically controlled and will be treated as a non-U.S. person otherwise. In the case of REIT stock held by a REIT or registered investment company not described in the previous rule, the REIT or registered investment company is treated as a U.S. person or a non-U.S. person on a look-through basis. We believe that we are, and we expect to continue to be, a domestically-controlled REIT and, therefore, the sale of our common or preferred shares by non-U.S. shareholders is not expected to be subject to taxation under FIRPTA. Because our shares are publicly traded, however, no assurance can be given that we are or will be a domestically-controlled REIT.

In the event that we do not constitute a domestically-controlled REIT, a non-U.S. shareholder’s sale of common or preferred shares nonetheless will not constitute a USRPI and accordingly would not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) the shares are of a class that are “regularly traded” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. shareholder held 10% or less of such class of shares at all times during a prescribed testing period. We believe that our common shares are, and expect them to continue to be, “regularly traded” on an established securities market.

If gain on the sale of common or preferred shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could, unless the shares are of a class that are “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market, be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of common or preferred shares that would not be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (1) if the gain is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder and, where a treaty applies, such trade or business is conducted through a permanent establishment in the U.S., then the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, except that the non-U.S. shareholder may also be subject to the 30% branch profits tax (or lower tax treaty rate, if applicable) if it is a foreign corporation, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, the nonresident alien individual will be subject to tax on the individual’s capital gain at a 30% rate (or lower tax treaty rate, if applicable).

FIRPTA Exception for Qualified Shareholders of REITs.  Stock of a REIT held (directly or through one or more partnerships) by a “qualified shareholder” will not be a USRPI, and capital gain dividends from such a REIT will not be treated as gain from the sale of a USRPI, unless a person (other than a qualified shareholder) that holds an interest (other than an interest solely as a creditor) in such qualified shareholder owns, taking into account applicable constructive ownership rules, more than 10% of the stock of the REIT (an “applicable investor”). If the qualified shareholder has such an applicable investor, gains and REIT distributions allocable to the portion of REIT stock held by the qualified shareholder indirectly owned through the qualified shareholder by the applicable investor will be treated as gains from the sale of USRPIs. For these purposes, a “qualified shareholder” is a foreign person that is in a treaty jurisdiction and satisfies certain publicly traded requirements, is a “qualified collective investment vehicle,” and maintains records on the identity of certain 5% owners. A “qualified collective investment vehicle” is a foreign person that is eligible for a reduced withholding rate with respect to ordinary REIT dividends even if such person holds more than 10% of the REIT’s stock, a publicly traded partnership that is a withholding foreign partnership that would be a United States real property holding corporation if it were a United States corporation, or is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of the Code or required to include dividends in its gross income but entitled to a deduction for distributions to its investors. Finally, capital gain dividends and non-dividend redemption and liquidating distributions to a qualified shareholder that are not allocable to an applicable investor will be treated as ordinary dividends. The rules applicable to qualified shareholders are complex and investors who believe that they may be qualified shareholders should consult with their own tax advisor to find out if these rules are applicable to them.

FIRPTA Exception for Interests Held by Foreign Retirement or Pension Funds.  “Qualified foreign pension funds” and entities that are wholly owned by a qualified foreign pension fund are exempted from FIRPTA and FIRPTA withholding. For these purposes, a “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement if  (i) it was created or organized under foreign law, (ii) it was established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) it does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) it is subject to government regulation and provides annual information reporting about its beneficiaries to the applicable tax authorities in the country in which it is established or operates, and (v) under the laws of the country in which it is established or operates, either contributions to such fund which would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such fund or taxed at a reduced rate, or taxation of any investment income of such fund is deferred or such income is taxed at a reduced rate. The rules applicable to qualified foreign pension funds are complex and investors who believe that they may be qualified foreign pension funds should consult with their own tax advisor to find out if these rules are applicable to them.

No “Cleansed” REITs.  The so-called FIRPTA “cleansing rule” (which applies to corporations that no longer have any USRPIs and have recognized all gain on their USRPIs) will not apply to a REIT or a registered investment company or a corporation if the corporation or any predecessor was a REIT or a registered investment company during the applicable testing period.

Convertible Preferred Shares.  See the applicable prospectus supplement for a discussion of any additional tax consequences to a non-U.S. shareholder of investing in convertible preferred shares offered by such prospectus supplement.

Federal Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (which is referred to in this section as “UBTI”). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held its common or preferred shares as “debt financed property” within the meaning of the Code (that is, property the acquisition of which is financed through a borrowing by the tax-exempt shareholder), and (2) the shares are not otherwise used in an unrelated trade or business, we believe that distributions from us and income from the sale of our shares should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

A pension trust that owns more than 10% of the value of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our shares, or (2) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of the value of our shares. We believe that we currently are not a pension-held REIT. Because our shares are publicly traded, however, no assurance can be given that we are not (or will not be) a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of an investment in our common or preferred shares.

Federal Income Taxation of Warrants

A holder who receives shares upon the exercise of a warrant should not recognize gain or loss except to the extent of any cash received for fractional shares. Except to the extent of any cash so received, such a holder would have a tax basis in the shares acquired pursuant to a warrant equal to the amount of the purchase price paid for (or, if the warrant is purchased as part of an “investment unit,” allocated to) the warrant plus the amount paid for the shares pursuant to the warrant. The holding period for the shares acquired pursuant to a warrant would begin on the date of exercise. Upon the subsequent sale of shares acquired pursuant to a warrant or upon a sale of a warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such shares or warrant, as the case may be. The foregoing assumes that warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to our shares and that Section 1092 of the Code will not apply.

Other Tax Considerations

Information Reporting Requirements and Backup Withholding Tax

Under certain circumstances, holders of our securities may be subject to backup withholding at a rate of 24% (through 2025 and then at 28% thereafter) on payments made with respect to, or cash proceeds of a sale or exchange of, our securities. Backup withholding will apply only if the holder (1) fails to furnish its taxpayer identification number, referred to in this section as a “TIN” (which, for an individual, would be his or her social security number), (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (4) under certain circumstances, fails to certify, under penalty of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Prospective investors should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a holder of our securities will be allowed as a credit against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to, or gross proceeds from our redemption of shares or other securities from, any holders who fail to certify their non-foreign status, if applicable.

Additional issues may arise pertaining to information reporting and backup withholding with respect to foreign investors, and foreign investors should consult their tax advisors with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to foreign investors is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a foreign investor will be allowed as a credit against any federal income tax liability of such foreign investor. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Additional Federal Income Tax Withholding Rules — Reporting and Withholding on Foreign Financial Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Currently, certain foreign financial institutions and non-financial foreign entities are subject to a 30% U.S. federal withholding tax on dividends on our shares of capital stock unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government (or complies with applicable alternative procedures pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity and complies with certain other applicable reporting obligations. Under certain circumstances, a non-U.S. shareholder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the possible implications of these withholding provisions in light of their individual circumstances. We will not pay any additional amounts in respect of any amounts withheld.

Dividend Reinvestment Plan

To the extent that a shareholder receives common shares or preferred shares pursuant to a dividend reinvestment plan, the federal income tax treatment of the shareholder and us will generally be the same as if the distribution had been made in cash. See “Federal Income Taxation of Shareholders” and “Taxation of the Company — Annual Distribution Requirement” above.

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the federal income tax treatment of an investment in us. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to Treasury Regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our securities. The Tax Cuts and Jobs Act significantly changed the U.S. federal income tax laws. Additional technical corrections or other administrative guidance interpreting the Tax Cuts and Jobs Act may be forthcoming at any time.

Any such changes to the tax laws or interpretations thereof, with or without retroactive application, could materially and adversely affect our securityholders or us. We cannot predict how changes in the tax laws might affect our stockholders or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to continue to qualify as a REIT, or the federal income tax consequences to our securityholders and us of such qualification, or could have other adverse consequences, including with respect to ownership of our securities. Investors are urged to consult their tax advisors with respect to the status of legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our securities.

State and Local Taxes

We are subject to state, local, or other taxation in various state, local, or other jurisdictions, including those in which we transact business or own property. In addition, a holder of our securities may be subject to state, local, or other taxation on our distributions in various state, local, or other jurisdictions, including the jurisdiction in which the holder resides. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local, and other tax laws on their investment in our securities.

Additional Tax Consequences for Holders of Depositary Shares or Rights

See the applicable prospectus supplement for a discussion of any additional tax consequences for holders of depositary shares or rights offered by such prospectus supplement.